                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549



                                    FORM 8-K




                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  APRIL 18, 1997



                             TOWER AUTOMOTIVE, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


        1-12733                                       41-1746238
 (Commission File Number)                 (I.R.S. Employer Identification No.)




                  4508 IDS CENTER, MINNEAPOLIS, MINNESOTA   55402
               (Address of Principal Executive Officers)    (Zip Code)


                                 (612) 342-2310
              (Registrant's Telephone Number, Including Area Code)


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.   OTHER EVENTS

     On April 18, 1997, Tower Automotive, Inc. (the "Company") completed the acquisition (the "APC Acquisition") of Automotive Products Company ("APC") , a division of A.O. Smith Corporation. APC is a leading designer and producer of structural and suspension components for the automotive, light truck and heavy truck markets. APC's products include light truck frames, automotive engine cradles, suspension and other components and heavy truck frame rails. APC's customers include the three major North American original equipment manufacturers as well as certain foreign manufacturers with operations in the United States, including Toyota, Nissan, Isuzu and Honda. The Company believes APC is the largest supplier in its market segment, with a market share of approximately 51% in 1996. APC conducts its operations through 15 facilities which, when added to the Company's existing 19 facilities, will result in a total of over seven million square feet of manufacturing floor space.

     The aggregate purchase price in the APC Acquisition was approximately $625 million, plus an additional $25 million for related fees and expenses and
management's estimate of certain post-closing adjustments.   The purchase price
was financed in part using the proceeds from the April 18, 1997 sale by the Company of 8,500,000 shares of its common stock (the "1997 Offering"), which were approximately $286.3 million. The remainder was financed through borrowings under the Company's revolving credit facility.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          (a) FINANCIAL STATEMENTS. See attached balance sheets of APC as of December 31, 1995 and 1996, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1996.

          (b) PRO FORMA FINANCIAL INFORMATION. See the attached pro forma financial information relating to the APC Acquisition and certain other transactions completed in the year ended December 31, 1996.

          (c)  EXHIBITS

               2.1 Asset Purchase Agreement, dated January 27, 1997 by and among A.O. Smith Corporation, A.O. Smith Enterprises Ltd., Tower Automotive Acquisition, Inc., Tower Automotive, Inc. and R.J. Tower Corporation (incorporated by reference to Exhibit 2.1 of the Company's Form S-3 Registration Statement (Registration No. 333-21943)).

               23.1 Consent of Arthur Andersen LLP.

                               *     *     *     *

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        TOWER AUTOMOTIVE, INC.



DATE:  APRIL 18, 1997                   BY: /s/ Anthony A. Barone
                                           ------------------------------------
                                        NAME:     ANTHONY A. BARONE
                                        TITLE:    VICE PRESIDENT AND CHIEF
                                                  FINANCIAL OFFICER (PRINCIPAL
                                                  ACCOUNTING AND FINANCIAL
                                                  OFFICER)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To A.O. Smith Corporation:

    We have audited the accompanying combined balance sheets of the Automotive Products Company (a division of A.O. Smith Corporation--a Delaware corporation) as of December 31, 1995 and 1996, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Automotive Products Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
January 31, 1997

                          AUTOMOTIVE PRODUCTS COMPANY
                     (A DIVISION OF A.O. SMITH CORPORATION)

                            COMBINED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1995         1996
Current assets:
  Accounts receivable, net of reserves of $1,700 and $1,200.............................  $    83,758  $    68,827
  Inventories...........................................................................       28,458       32,883
  Other current assets..................................................................       36,725       61,832
  Deferred income tax benefit...........................................................        7,600        7,600
                                                                                          -----------  -----------
    Total current assets................................................................      156,541      171,142
                                                                                          -----------  -----------
Property, plant and equipment, at cost:
  Land..................................................................................        2,854        2,854
  Buildings and improvements............................................................      103,013      104,479
  Machinery and equipment...............................................................      499,591      556,717
  Construction in progress..............................................................       22,135      104,439
                                                                                          -----------  -----------
                                                                                              627,593      768,489
  Less-Accumulated depreciation.........................................................     (320,738)    (360,940)
                                                                                          -----------  -----------
    Net property, plant and equipment...................................................      306,855      407,549
Other assets, net.......................................................................        5,646       22,620
                                                                                          -----------  -----------
                                                                                          $   469,042  $   601,311
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                    LIABILITIES AND PARENT COMPANY INVESTMENT

Current liabilities:
  Accounts payable......................................................................  $    49,620  $    69,485
  Accrued compensation costs............................................................       25,137       27,336
  Other accrued liabilities.............................................................       15,007       10,499
                                                                                          -----------  -----------
    Total current liabilities...........................................................       89,764      107,320
Postretirement benefit obligation.......................................................       63,566       65,677
Deferred income taxes...................................................................       22,100       29,500
Other noncurrent liabilities............................................................       14,300       15,500
                                                                                          -----------  -----------
Commitments and contingencies (Note 7)
Parent company investment...............................................................      279,312      383,314
                                                                                          -----------  -----------
                                                                                          $   469,042  $   601,311
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of these combined statements.

                          AUTOMOTIVE PRODUCTS COMPANY
                     (A DIVISION OF A.O. SMITH CORPORATION)

                       COMBINED STATEMENTS OF OPERATIONS

                             (AMOUNTS IN THOUSANDS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1994        1995        1996
Revenues.....................................................................  $  722,718  $  845,305  $  862,977
Cost of sales................................................................     623,766     754,331     771,295
                                                                               ----------  ----------  ----------
  Gross profit...............................................................      98,952      90,974      91,682
Selling, general and administrative expenses.................................      34,021      37,433      37,233
                                                                               ----------  ----------  ----------
  Operating income...........................................................      64,931      53,541      54,449
Interest expense.............................................................       4,051       5,357       6,829
                                                                               ----------  ----------  ----------
  Income before provision for income taxes...................................      60,880      48,184      47,620
Provision for income taxes...................................................      24,800      19,700      19,500
                                                                               ----------  ----------  ----------
  Net income.................................................................  $   36,080  $   28,484  $   28,120
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   The accompanying notes are an integral part of these combined statements.

                          AUTOMOTIVE PRODUCTS COMPANY
                     (A DIVISION OF A.O. SMITH CORPORATION)

                       COMBINED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1994        1995        1996
Operating activities:
  Net income..................................................................  $   36,080  $   28,484  $   28,120
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................................      34,100      41,821      50,768
    Deferred income tax provision (benefit)...................................        (500)      2,200       7,400
    Changes in other operating items--
      Accounts receivable.....................................................      (4,483)    (24,770)     14,931
      Inventories.............................................................     (17,850)      4,492      (4,425)
      Other current assets....................................................      (5,919)     (8,950)    (25,107)
      Accounts payable, accrued liabilities and other.........................       1,082      (7,388)     19,667
      Other noncurrent liabilities............................................      (1,000)      4,200       1,200
                                                                                ----------  ----------  ----------
        Net cash provided by operating activities.............................      41,510      40,089      92,554
                                                                                ----------  ----------  ----------
Investing activities:
  Capital expenditures, net...................................................     (59,023)    (78,908)   (151,534)
  Investments in unconsolidated subsidiary....................................      --          (3,750)    (16,902)
                                                                                ----------  ----------  ----------
        Net cash used in investing activities.................................     (59,023)    (82,658)   (168,436)

Financing activities:
  Advances from Parent........................................................      17,513      42,569      75,882
                                                                                ----------  ----------  ----------
Net change in cash............................................................      --          --          --

Cash:
  Beginning of period.........................................................      --          --          --
                                                                                ----------  ----------  ----------
  End of period...............................................................  $   --      $   --      $   --
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

   The accompanying notes are an integral part of these combined statements.

                          AUTOMOTIVE PRODUCTS COMPANY

                     (A DIVISION OF A.O. SMITH CORPORATION)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    During the periods presented, Automotive Products Company (APC) was a division of A.O. Smith Corporation (A.O. Smith or Parent). On January 27, 1997, a wholly owned subsidiary of R.J. Tower Corporation (R.J. Tower) agreed to acquire and assume substantially all of the assets and liabilities of APC (the Acquisition--see Note 8). R.J. Tower is a wholly owned subsidiary of Tower Automotive, Inc. (Tower). The accompanying financial statements reflect the financial position, operations and cash flows of the operations conducted by APC to be acquired by R.J. Tower. The operations included in the accompanying financial statements are referred to herein as APC or the Company. The accompanying financial statements have not been adjusted to reflect the effects of the Acquisition.

    The Company designs, engineers and manufactures stamped structural and suspension components and assemblies for the automotive and heavy truck industries and has fifteen facilities in the United States, Canada, South America, Japan and China.

2. SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF COMBINATION:

    The combined financial statements of APC include the accounts of APC, a division of A.O. Smith, as well as the following operations:

    - The automotive products division of A.O. Smith Enterprises Ltd., a Canadian corporation and a wholly owned subsidiary of the Parent.

    - A.O. Smith do Brasil Industria E Comerico Ltda., a Brazilian limited liability company.

    All significant intercompany accounts and transactions have been eliminated in combination.

    INVENTORIES:

    Inventories are valued at the lower of last-in, first-out (LIFO) cost or market and include materials, labor and overhead costs. Inventories consisted of the following (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
Raw materials.........................................................  $    4,805  $    7,858
Work in process.......................................................      24,473      23,393
Finished goods........................................................      14,872      17,395
LIFO reserve..........................................................     (15,692)    (15,763)
                                                                        ----------  ----------
                                                                        $   28,458  $   32,883
                                                                        ----------  ----------
                                                                        ----------  ----------

    During 1996, the Company purchased stamped components from Tower totaling approximately $13.6 million for use in the manufacture of certain of its products.

                          AUTOMOTIVE PRODUCTS COMPANY

                     (A DIVISION OF A.O. SMITH CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    OTHER CURRENT ASSETS:

    Other current assets consisted of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1996
Prepaid customer tooling................................................  $  31,104  $  54,368
Prepaid expenses........................................................      5,621      7,464
                                                                          ---------  ---------
                                                                          $  36,725  $  61,832
                                                                          ---------  ---------
                                                                          ---------  ---------

    Prepaid customer tooling represents costs incurred by the Company in the development of new tooling used in the manufacture of the Company's products over the amount of such costs billed to the Company's customers. The Company receives specific purchase orders for this tooling and is reimbursed by its customers. Costs incurred are deferred until reimbursed by the customer.

    PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

                                                               10 to 40
Buildings and improvements...................................  years
Machinery and equipment......................................  5 to 17 years

    Accelerated depreciation methods are used for tax reporting purposes.

    Interest of $0.7 million, $0.4 million and $1.7 million was capitalized to fixed assets under construction during 1994, 1995 and 1996.

    Maintenance and repairs are charged to expense as incurred. Major improvements which extend the useful life of the related item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

    CAPITALIZED SOFTWARE COSTS:

    Incremental direct costs associated with the customization and implementation of purchased software are expensed until the Company is reasonably certain that the specific new system (or substantial revision) will be completed and will fulfill its intended use. Such costs are then capitalized and amortized over their estimated useful lives--generally 3 to 10 years. Training and nonincremental costs incurred in these activities are expensed as incurred. Unamortized computer software costs were $6.9 million and $16.0 million as of December 31, 1995 and 1996. Amortization of these costs which was charged to expense amounted to $1.6 million, $0.6 million and $0.7 million during 1994, 1995 and 1996.

                          AUTOMOTIVE PRODUCTS COMPANY

                     (A DIVISION OF A.O. SMITH CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    ACCRUED COMPENSATION COSTS:

    Accrued compensation costs consisted of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1996
Payroll.................................................................  $  16,572  $  17,982
Workers' compensation...................................................      5,904      5,980
Other...................................................................      2,661      3,374
                                                                          ---------  ---------
                                                                          $  25,137  $  27,336
                                                                          ---------  ---------
                                                                          ---------  ---------

    OTHER NONCURRENT LIABILITIES:

    Other noncurrent liabilities consist of estimated losses to be incurred, determined on an item-by-item basis, on the sale of products which have costs in excess of selling prices.

    REVENUE RECOGNITION AND SALES COMMITMENTS:

    The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given product's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is generally the obligation of the Company for the entire production life of the product, generally with terms of three to ten years. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable. Losses are discounted at 4% and are estimated based upon information available at the time of the estimate, including future production estimates, length of the program and selling price and production cost information.

    FOREIGN CURRENCY TRANSLATION:

    For all subsidiaries outside the United States, the Company uses the local currency as the functional currency. For these operations, assets and liabilities are translated to U.S. dollars at year-end exchange rates and weighted average exchange rates are used for revenues and expenses. The resulting translation adjustments are reflected as a change in the Parent's investment in the Company. Gains and losses from foreign currency transactions are included in results of operations.

    DERIVATIVES:

    As a result of having various foreign operations, the Parent and Company are exposed to the effect of foreign currency rate fluctuations on the U.S. dollar value of their foreign operations. Further, the Parent and Company conduct business in various foreign currencies. To minimize the effect of fluctuating foreign currencies on its operating results, the Parent has historically entered into foreign currency forward contracts. The contracts were used to hedge known foreign currency transactions for both the Parent and

                          AUTOMOTIVE PRODUCTS COMPANY

                     (A DIVISION OF A.O. SMITH CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) the Company on a continuing basis for periods consistent with the Parent's exposures. The effect of such transactions as they related to the Company was not material.

    INCOME TAXES:

    The accompanying financial statements reflect income taxes accounted for under the liability method, whereby deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of certain assets and liabilities.

    CHARGES FROM A.O. SMITH:

    The Parent has historically provided various services to APC and its other operating units, including income tax, internal audit, benefits, corporate technology, legal, strategic and treasury related services. Specific determination of the costs associated with these services that relate directly to the Company is not practicable; accordingly, the amounts presented in the accompanying financial statements related to these services reflect estimates, which management believes were reasonable and appropriate in the circumstances. Management does not believe that such estimates differ materially from actual amounts had it been practicable to specifically identify such actual amounts. The estimated amount of corporate expenses included in the accompanying combined statements of operations for the years ended December 31, 1994, 1995 and 1996 was $6 million, $6.5 million and $5 million.

    In addition to the above expense reimbursement charges, the accompanying financial statements reflect charges for the Company's proportionate share of the Parent's interest expense, allocated based on the relationship of the Company's net assets to the Parent's total consolidated net assets.

    NEW ACCOUNTING PRONOUNCEMENT:

    During 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement provides guidance for determining whether the value of certain long-lived assets, identifiable intangibles and goodwill has been impaired. The adoption of this statement had no impact on the Company's financial position or results of operations.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates relate primarily to the carrying amounts of inventories and customer tooling balances and to the determination of charges for services provided by the Parent. The ultimate results could differ from those estimates.

                          AUTOMOTIVE PRODUCTS COMPANY

                     (A DIVISION OF A.O. SMITH CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. MAJOR CUSTOMERS:

    The Company sells its products directly to automobile manufacturers. Following is a summary of customers that accounted for a significant portion of the Company's revenues:

                                                                               YEARS ENDED DECEMBER 31,
                                                                         -------------------------------------
                                                                            1994         1995         1996
Ford...................................................................         45%          48%          46%
Chrysler...............................................................         25%          21%          20%
General Motors.........................................................         19%          19%          23%

    Receivables from these customers represented 68% and 76% of net accounts receivable at December 31, 1995 and 1996.

4. SALES TO METALSA:

    APC sells certain automotive frame components to Metalsa S.A. de C.V., a Mexican joint venture in which the Parent is an investor. Sales were $11.0 million in 1994, $11.6 million in 1995 and $15.7 million in 1996. Receivables related to the transaction activity were $.8 million, and $1.0 million as of December 31, 1995 and 1996. Such transactions were priced to approximate fair market value.

5. INVESTMENT IN JOINT VENTURE:

    In 1995, APC entered into a joint venture to produce certain of its parts in China. This investment, equal to 60% of the joint venture equity, is accounted for using the equity method of accounting as a result of the Company's voting rights and general business restrictions within China. At December 31, 1995 and 1996, the carrying amount of the investment was $3.8 million and $20.6 million and is included in other assets in the accompanying combined balance sheets. The carrying amounts of the investment have not exceeded the Company's equity in the underlying net assets. No income or distributions were recognized or paid out by the joint venture in 1995 or 1996. Facility operations are scheduled to begin in early 1997.

6. INCOME TAXES:

    The Company's results of operations have been historically included in the consolidated federal income tax returns of A.O. Smith. As a result, all tax payments were made by A.O. Smith. The provisions for income taxes in the accompanying combined statements of operations for the years ended December 31, 1994, 1995 and 1996 were computed as if the Company had filed separate tax returns.

    The income tax provision consisted of the following (in thousands):

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1994       1995       1996
Currently payable............................................  $  25,300  $  17,500  $  12,100
Deferred income tax provision (benefit)......................       (500)     2,200      7,400
                                                               ---------  ---------  ---------
                                                               $  24,800  $  19,700  $  19,500
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                          AUTOMOTIVE PRODUCTS COMPANY

                     (A DIVISION OF A.O. SMITH CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES: (CONTINUED)
    The deferred income tax provision (benefit) consisted of the following (in thousands):

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1994       1995       1996
Depreciation lives and methods...............................  $   2,300  $   2,300  $   8,000
Reserves and accruals not currently deductible...............     (2,900)      (600)      (900)
Other, net...................................................        100        500        300
                                                               ---------  ---------  ---------
Deferred income tax provision (benefit)......................  $    (500) $   2,200  $   7,400
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    A reconciliation of income taxes computed at the statutory rate to the reported income tax provision is as follows (in thousands):

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1994       1995       1996
Taxes at federal statutory rates.............................  $  21,300  $  16,900  $  16,700
State income taxes, net of federal benefit...................      3,300      2,600      2,600
Effect of permanent differences..............................        200        200        200
                                                               ---------  ---------  ---------
Provision for income taxes...................................  $  24,800  $  19,700  $  19,500
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    A summary of the net deferred income tax benefit and liability is as follows (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
Reserves and accruals not currently deductible........................  $    7,300  $    7,200
Other.................................................................         300         400
                                                                        ----------  ----------
Net current deferred tax benefit......................................  $    7,600  $    7,600
                                                                        ----------  ----------
                                                                        ----------  ----------
Depreciation lives and methods........................................  $   51,100  $   59,400
Reserves and accruals not currently deductible........................     (29,400)    (30,400)
Other.................................................................         400         500
                                                                        ----------  ----------
Net long-term deferred tax liability..................................  $   22,100  $   29,500
                                                                        ----------  ----------
                                                                        ----------  ----------

7. COMMITMENTS AND CONTINGENCIES:

    RETIREMENT AND BENEFIT PLANS:

    Employees of the Company may be eligible to participate in a variety of retirement and benefit plans that are sponsored by the Company and the Parent. Participation in these plans is subject to certain eligibility conditions.

    The Parent sponsors a qualified noncontributory defined benefit plan which was established on December 31, 1995 through the merger of its various defined benefit plans in the United States into one plan. Benefits for salaried employees are based on the employee's years of service and compensation. Benefits for hourly employees are generally based on years of service. The Parent's policy is to contribute

                          AUTOMOTIVE PRODUCTS COMPANY

                     (A DIVISION OF A.O. SMITH CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED) amounts which are actuarially determined to provide sufficient assets to meet future benefit payment requirements consistent with the funding requirements of federal law and regulations. Plan assets consist primarily of marketable equities and debt securities. The Company recognized pension expense of $3.0 million, $5.4 million and $3.3 million during 1994, 1995 and 1996 related to its contributions to this plan. As of December 31, 1996, net plan assets exceeded the projected benefit obligation under the plan.

    The Parent sponsors several defined contribution employee benefit plans for hourly and salaried personnel in the United States and Canada. Under the plans, the Company matches employee contributions based upon formulas established in the plans. Company contributions under these plans for the benefit of Company employees were $1.4 million during each of 1994, 1995 and 1996.

    POSTRETIREMENT HEALTHCARE:

    The Company participates in a defined benefit postretirement plan sponsored by the Parent which provides medical and life insurance benefits to certain hourly and salaried employees from retirement to age 65. Salaried employees retiring after January 1, 1995, are covered by an unfunded defined contribution plan with benefits based on years of service. Certain hourly employees retiring after January 1, 1996, will be subject to a maximum annual benefit limit. Salaried employees hired after December 31, 1993, are not eligible for postretirement medical benefits.

    Net periodic postretirement benefit costs associated with those employees of the Company that participate in this plan included the following components for the years ended December 31 (in thousands):

                                                                     1994       1995       1996
Service cost--benefits attributed to employee service during the
  year...........................................................  $   1,354  $   1,067  $   1,168
Interest cost on accumulated postretirement benefit obligation...      5,925      5,613      5,758
Amortization of prior service cost...............................     --         --            156
Amortization of unrecognized net (gain) loss.....................        294        (28)       546
                                                                   ---------  ---------  ---------
                                                                   $   7,573  $   6,652  $   7,628
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                          AUTOMOTIVE PRODUCTS COMPANY

                     (A DIVISION OF A.O. SMITH CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

    The following table summarizes the components of the postretirement benefit obligation related to the employees of the Company that participate in this plan (in thousands):

                                                                           1995        1996
Accumulated postretirement benefit obligation (APBO):
  Retirees............................................................  $   33,416  $   27,389
  Fully eligible active plan participants.............................      15,778      19,870
  Other active plan participants......................................      26,857      30,692
                                                                        ----------  ----------
                                                                            76,051      77,951
Unrecognized prior service cost.......................................      (1,100)       (946)
Unrecognized net loss.................................................     (11,385)    (11,328)
                                                                        ----------  ----------
Accrued postretirement benefit obligation.............................  $   63,566  $   65,677
                                                                        ----------  ----------
                                                                        ----------  ----------

    The assumed healthcare cost trend rate used in measuring the APBO is 6 percent. The weighted average discount rate used in determining the APBO was 7.5 and 8.0 percent at December 31, 1995 and 1996. If the healthcare cost trend rate were increased by 1 percent, the APBO at December 31, 1996 would increase by $1.8 million and net periodic postretirement benefit cost for 1996 would increase $.2 million.

    ENVIRONMENTAL AND LEGAL MATTERS:

    Due to the nature of its business, the Company has, from time to time, been exposed to potential liabilities to clean up environmental contaminants. In addition, the Company is periodically involved in legal proceedings during the ordinary course of business. In the opinion of management, such matters are not expected to have a material impact on the Company's future operating results or financial position.

    OPERATING LEASE COMMITMENTS:

    The Company leases manufacturing facilities and equipment under operating lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to rentals. Future annual rental commitments at December 31, 1996 under these operating leases are as follows (in thousands):

1997...............................................................  $  22,268
1998...............................................................     21,283
1999...............................................................     19,229
2000...............................................................      9,003
2001...............................................................      5,206
Thereafter.........................................................     17,856
                                                                     ---------
                                                                     $  94,845
                                                                     ---------
                                                                     ---------

    Rent expense, including payments under operating lease commitments, totaled $21.3 million, $21.2 million and $24.1 million during 1994, 1995 and 1996.

                          AUTOMOTIVE PRODUCTS COMPANY

                     (A DIVISION OF A.O. SMITH CORPORATION)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

8. ACQUISITION BY TOWER AUTOMOTIVE, INC.:

    On January 27, 1997, a wholly owned subsidiary of R.J. Tower agreed to acquire and assume substantially all of the assets and liabilities of the Company. Terms of the agreement provided for the payment of cash consideration of approximately $625 million, subject to certain adjustments. The Acquisition is expected to be completed during the second quarter of 1997. Subsequent to the Acquisition, the operations of the Company will be continued by R.J. Tower on a basis substantially consistent with that which existed prior to the Acquisition. The Acquisition will be accounted for as a purchase and, accordingly, the Company's assets and liabilities will be recorded at fair value as of the acquisition date.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Statement of Operations for the year ended December 31, 1996 gives effect to (i) the Company's acquisition of MascoTech Stamping Technologies, Inc. ("MSTI") (including related financing transactions); (ii) the Company's June 1996 sale of 2,232,900 shares of its common stock (the "1996 Offering") and the application of the net proceeds therefrom; (iii) the APC Acquisition; (iv) the refinancing of the Company's existing credit Agreement and redemption of its senior subordinated notes; and
(v) the 1997 Offering and the application of the net proceeds therefrom, as if such transactions had occurred on January 1, 1996.

     The information set forth under the heading Pro Forma As Adjusted included in the Unaudited Pro Forma Balance Sheet as of December 31, 1996 reflects:
(i) the APC Acquisition; (ii) the refinancing of the Company's existing credit agreement and redemption of its senior subordinated notes; and (iii) the 1997 Offering and the application of the net proceeds therefrom to the Company, as if such transactions had occurred on such date. The historical balance sheet of the Company as of December 31, 1996 already reflects the Company's acquisition of MSTI and the 1996 Offering.

     The unaudited pro forma financial data presented herein are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statement of Operations does not purport to represent what the Company's results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results will be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that the Company believes are reasonable. The Unaudited Pro Forma Financial Statements and the accompanying notes should be read in conjunction with the historical financial statements of the Company and of APC, including the notes thereto. The updated financial information contained in the Company's Amendment No. 1 to Current Report on Form 8-K/A, dated April 11, 1997, has not been reflected in the accompanying Unaudited Pro Forma Financial Statements as the effect would not be material.

     Each of the acquisitions referred to in these Unaudited Pro Forma Financial Statements have been or will be accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been or will be recorded at their fair values as of the dates of their respective acquisitions. These amounts have been recorded based upon preliminary estimates as of the dates of the acquisitions. The Company does not believe that any changes to these estimates that may occur will have a material impact on the pro forma financial information included herein.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            HISTORICAL
                                                ----------------------------------     PRO FORMA      PRO FORMA
                                                COMPANY(1)    MSTI(2)     APC(3)      ADJUSTMENTS    AS ADJUSTED
STATEMENT OF OPERATIONS DATA:
Revenues......................................   $ 399,925   $  73,803  $  862,977  $  (13,600)(4)   $  1,323,105
Cost of sales.................................     338,290      64,224     771,295     (31,462)(5)      1,142,347
                                                -----------  ---------  ----------  ---------------  ------------
Gross profit..................................      61,635       9,579      91,682      17,862            180,758
Selling, general and administrative
  expenses....................................      20,004       3,404      37,233        --               60,641
Amortization expense..........................       2,191         683      --           4,365(6)           7,239
                                                -----------  ---------  ----------  ---------------  ------------
Operating income..............................      39,440       5,492      54,449      13,497            112,878
Interest expense, net.........................       5,103          37       6,829      17,138(7)          29,107
                                                -----------  ---------  ----------  ---------------  ------------
Income before provision for income taxes......      34,337       5,455      47,620      (3,641)            83,771
Provision for income taxes....................      13,700       1,640      19,500      (1,332)(8)         33,508
                                                -----------  ---------  ----------  ---------------  ------------
Income before extraordinary item..............      20,637       3,815      28,120      (2,309)            50,263
Extraordinary loss on early extinguishment of
  debt, net of income taxes...................      --          --          --          (3,000)(9)         (3,000)
                                                -----------  ---------  ----------  ---------------  ------------
  Net income..................................   $  20,637   $   3,815  $   28,120  $   (5,309)      $     47,263
                                                -----------  ---------  ----------  ---------------  ------------
                                                -----------  ---------  ----------  ---------------  ------------
  Income applicable to common stockholders:
    Before extraordinary item.................   $  20,765                                           $     50,391
                                                -----------                                          ------------
                                                -----------                                          ------------
    Net income................................   $  20,765                                           $     47,391
                                                -----------                                          ------------
                                                -----------                                          ------------
  Income per common and common equivalent
    share:
    Before extraordinary item.................   $    1.55                                           $       2.15(11)
                                                -----------                                          ------------
                                                -----------                                          ------------
    Net income................................   $    1.55                                           $       2.02
                                                -----------                                          ------------
                                                -----------                                          ------------
  Weighted average common and common
    equivalent shares outstanding.............      13,423                              10,009(10)         23,432

     See accompanying Notes to Unaudited Pro Forma Statement of Operations.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

 (1) Represents the results of operations of the Company for the year ended December 31, 1996 and the results of operations of Trylon and MSTI from the dates of their respective acquisitions.

 (2) Represents the results of operations for MSTI from January 1, 1996 through the date of acquisition, May 31, 1996.

 (3) Represents the results of operations for APC for the year ended December 31, 1996.

 (4) To eliminate sales of stampings from the Company to APC during 1996.

 (5) To eliminate purchases made by APC from the Company during 1996 of $13,600 (See Note 4) and to reflect the change in depreciation expense resulting from adjustments to the depreciable lives of property, plant and equipment of MSTI and APC to their estimated useful lives at the time of their acquisition and from adjustments to value such property, plant and equipment at fair value as of the dates of acquisition ($17,862).

 (6) Represents the amortization of goodwill arising from the acquisition of MSTI ($415) and APC ($4,633), net of amortization of goodwill previously recorded by MSTI ($683) which has been eliminated. Goodwill will be amortized on a straight-line basis over a forty-year period.

 (7) Represents incremental interest expense arising from indebtedness incurred in connection with the acquisitions of MSTI ($2,314) and APC ($40,069), net of the reduction in interest expense which results from the application of the proceeds from the 1996 Offering ($993) and the Offering ($24,252). Adjustments to interest expense have been calculated based on an assumed weighted average borrowing rate of 6.75% during the pro forma period. If the assumed interest rate were to change by 1/8 of 1%, interest expense would change by approximately $490 and net income would change by approximately $300.

 (8) To adjust the provision for income taxes on a pro forma basis to reflect the Company's incremental tax rate of 40%.

 (9) Represents the payment of a prepayment penalty of $3,900 on the redemption of the Senior Notes and the write-off of $1,100 of related deferred financing costs, net of the related income tax effect of $2,000.

(10) Represents the pro forma effect from the shares issued to MascoTech in connection with the MSTI Acquisition, the 2,232,900 shares issued in the 1996 Offering, including shares issued upon the exercise of the underwriters' over-allotment option, and the issuance of 8,500,000 shares of the Common Stock in the Offering.

(11) The following is a reconciliation between (i) pro forma net income per common and common equivalent share, excluding the effect of the Offering and the APC Acquisition (See "Notes to Consolidated Financial Statements" on page F-11), (ii) pro forma EPS as adjusted, excluding the effect of the APC Acquisition, (iii) pro forma EPS, before extraordinary item, and (iv) pro forma EPS as adjusted:

                                                                                                    WEIGHTED
                                                                                                     AVERAGE
                                                                                                     SHARES
                                                                             AMOUNT       EPS      OUTSTANDING
                                                                            ---------  ---------  -------------
Pro forma income applicable to common stockholders, excluding the effect
  of the Offering and the APC Acquisition.................................  $  23,982  $    1.61       14,932
                                                                                       ---------
                                                                                       ---------
Elimination of interest expense as a result of the application of the
  proceeds of the Offering, net of tax....................................      3,500                   8,500
                                                                            ---------                  ------
Pro forma income applicable to common stockholders, excluding the effect
  of the APC Acquisition..................................................     27,482  $    1.17       23,432
                                                                                       ---------
                                                                                       ---------
Net income of APC.........................................................     28,120                  --
Pro forma adjustments associated with the APC Acquisition.................      7,778                  --
Incremental interest expense arising from the APC Acquisition, net of
  tax.....................................................................    (24,041)                 --
Additional elimination of interest expense as a result of the application
  of the proceeds of the Offering, net of tax.............................     11,052                  --
                                                                            ---------                  ------
Pro forma income applicable to common stockholders........................     50,391  $    2.15       23,432
                                                                                       ---------
                                                                                       ---------
Extraordinary loss on early extinguishment of debt........................      3,000                  --
                                                                            ---------                  ------
                                                                            $  47,391  $    2.02       23,432
                                                                            ---------  ---------       ------
                                                                            ---------  ---------       ------

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                   HISTORICAL
                                                             ----------------------    PRO FORMA     PRO FORMA AS
                                                              COMPANY       APC      ADJUSTMENTS(1)    ADJUSTED
                                                     ASSETS
Current assets:
  Cash and cash equivalents................................  $   39,596  $   --      $  (39,596)(6)  $    --
  Accounts receivable......................................      61,073      68,827        --             129,900
  Inventories..............................................      21,864      32,883      15,763(2)         70,510
  Prepaid tooling and other................................      14,433      69,432      (7,600)(3)        76,265
                                                             ----------  ----------  --------------  ------------
    Total current assets...................................     136,966     171,142     (31,433)          276,675
Property, plant and equipment, net.........................     156,248     407,549      48,197(4)        611,994
Restricted cash............................................      10,833      --            --              10,833
Goodwill and other intangible assets, net..................      85,638      --         185,326(5)        270,964
Other assets...............................................       8,922      22,620      (1,131)(6)        30,411
                                                             ----------  ----------  --------------  ------------
                                                             $  398,607  $  601,311  $  200,959      $  1,200,877
                                                             ----------  ----------  --------------  ------------
                                                             ----------  ----------  --------------  ------------

                                    LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current liabilities:
  Accounts payable.........................................  $   32,280  $   69,485  $     --        $    101,765
  Accrued liabilities......................................      22,429      37,835      (2,031)(6)        58,233
  Current maturities of long-term debt.....................         722      --            --                 722
                                                             ----------  ----------  --------------  ------------
    Total current liabilities..............................      55,431     107,320      (2,031)          160,720
Long-term debt, net of current maturities..................     113,460      --         329,304(6)        442,764

Other noncurrent liabilities...............................      47,839     110,677     (25,000)(7)       133,516
                                                             ----------  ----------  --------------  ------------
Stockholders' investment:
  Preferred stock..........................................      --          --            --             --
  Common stock.............................................         143      --              85(6)            228
  Additional paid-in capital...............................     136,759      --         284,915(6)        421,674
  Warrants.................................................       2,000      --            --               2,000
  Retained earnings........................................      43,150      --          (3,000)(6)        40,150
  Parent company investment................................      --         383,314    (383,314)(8)       --
  Subscriptions receivable.................................        (175)     --            --                (175)
                                                             ----------  ----------  --------------  ------------
    Total stockholders' investment.........................     181,877     383,314    (101,314)          463,877
                                                             ----------  ----------  --------------  ------------
                                                             $  398,607  $  601,311  $  200,959      $  1,200,877
                                                             ----------  ----------  --------------  ------------
                                                             ----------  ----------  --------------  ------------

          See accompanying Notes to Unaudited Pro Forma Balance Sheet.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(1) The following table sets forth the components of the aggregate purchase price of the APC Acquisition and the allocation of such purchase price:

APC purchase price........................................................  $ 625,000
Fees and expenses and estimated post-closing adjustments..................     25,000
                                                                            ---------
  Total purchase price to be allocated....................................  $ 650,000
                                                                            ---------
                                                                            ---------
Historical net book value of assets acquired..............................  $ 383,314
Elimination of LIFO reserve (Note 2)......................................     15,763
Adjustment of property, plant and equipment to fair value (Note 4)........     48,197
Elimination of historical deferred tax assets (Note 3)....................     (7,600)
Elimination of historical deferred tax liability (Note 7).................     29,500
Reserves established in connection with the APC Acquisition (Note 7)......     (4,500)
Excess purchase price over net assets acquired allocated to goodwill......    185,326
                                                                            ---------
  Total purchase price allocated..........................................  $ 650,000
                                                                            ---------
                                                                            ---------

(2) To record inventories at estimated fair value, including the elimination of APC's historical LIFO reserve.

(3) To write off APC's historical deferred tax benefit.

(4) To state property, plant and equipment acquired in the APC Acquisition at estimated fair value and eliminate historical accumulated depreciation.

(5) To adjust goodwill to the amount recognized in connection with the APC Acquisition. The goodwill will be amortized on a straight-line basis over a forty-year period.

(6) To reflect the financing transactions related to the APC Acquisition and the application of the net proceeds to the Company of the Offering. Upon the consummation of the APC Acquisition, the Company intends to refinance the Existing Credit Agreement and retire certain other indebtedness with borrowings under the New Credit Agreement. See "Description of New Credit Agreement" for a detailed description of the terms of the New Credit Agreement. In connection with the retirement of certain indebtedness, the Company will write-off $1,100 of previously capitalized deferred financing costs and expects to pay a prepayment penalty of $3,900 on the redemption of the Senior Notes. This will result in a reduction in current income taxes payable of $2,000 and an extraordinary loss, net of income taxes, of $3,000.

    The following table sets forth the sources and uses of funds in the APC
    Acquisition:

SOURCES:
  Revolving Credit Facility...............................................  $ 394,304
  Proceeds from the Offering..............................................    285,000
  Cash on hand............................................................     39,596
                                                                            ---------
    Total sources.........................................................  $ 718,900
                                                                            ---------
                                                                            ---------
USES:
  Cash consideration for the APC Acquisition..............................  $ 625,000
  Redemption of Senior Notes, including prepayment costs..................     68,900
  Fees and expenses and estimated post-closing adjustments................     25,000
                                                                            ---------
    Total uses............................................................  $ 718,900
                                                                            ---------
                                                                            ---------

(7) To write off historical deferred taxes of $29,500 and to record management's preliminary estimate of reserves to be established in connection with the APC Acquisition of $4,500 to exit a leased facility of APC incidental to the relocation of the operations currently performed in that facility to sites that are owned by the Company. Estimated costs to be incurred to exit the leased facility consist primarily of lease abandonment costs. Such estimates are subject to upward and downward adjustment depending on the actual time required to complete and the outcome of major actions incidental to relocating operations including the Company's ability, timing and cost to break the underlying lease, abandon the facilities and the actual costs to be incurred after operations cease associated with the closing of the facility. The Company expects to complete the relocation and abandonment of the facility by the end of calendar 1997. Future adjustments to management's preliminary estimates will be recorded as an adjustment to goodwill in future periods.

(8) To eliminate APC's historical parent company investment.